Exhibit 99.1

Inergy Holdings, L.P. Announces Plan to List on the New York Stock Exchange

Kansas City, MO (March 3, 2010) – Inergy Holdings, L.P. (Nasdaq:NRGP) announced today that it has filed an application to list its common units on the New York Stock Exchange (“NYSE”). The Partnership anticipates that its common units will begin trading on the NYSE under its current ticker “NRGP” on or about March 24, 2010. Until that time, the Partnership’s common units will continue to trade on the Nasdaq under the symbol “NRGP”.

“Inergy’s move to the NYSE positions us more closely with the energy industry and large cap MLP peers in our sector, and we believe our investors will benefit from increased trading liquidity and visibility,” said John Sherman, President and Chief Executive Officer. “We are excited to be partnering with the premier global equity securities exchange as we continue to grow our company and access capital markets in the future.”

In a separate application, Inergy, L.P. (Nasdaq:NRGY) also filed to list its common units on the NYSE under the ticker “NRGY”.

About Inergy Holdings, L.P. and Inergy, L.P.

Inergy Holdings, L.P.’s assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves nearly 800,000 retail customers from over 300 customer service centers throughout the United States. The Company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our expectation that our common units will be listed on the NYSE on or about March 24, 2010. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. The key factor that could cause actual results to differ materially from those referred to in the forward-looking statement is the outcome of regulatory review conducted by NYSE. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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